Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
          That each person whose signature appears below, as a Director and/or Officer of Piper Jaffray Companies (the “Company”), a Delaware corporation with its general offices in the city of Minneapolis, Minnesota, does hereby make, constitute and appoint Andrew S. Duff, Debbra L. Schoneman and James L. Chosy, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign a registration statement on Form S-3, and any amendments or post-effective amendments to such registration statement and documents in connection therewith, all to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.
Dated and effective as of November 24, 2009.

/s/ Andrew S. Duff Andrew S. Duff, Chairman and Chief Executive Officer	/s/ Addison L. Piper Addison L. Piper, Director

/s/ Debbra L. Schoneman Debbra. L. Schoneman, Chief Financial Officer	/s/ Lisa K. Polsky Lisa K. Polsky, Director

/s/ Michael R. Francis Michael R. Francis, Director	/s/ Frank L. Sims Frank L. Sims, Director

/s/ Virginia Gambale Virginia Gambale, Director	/s/ Jean M. Taylor Jean M. Taylor, Director

/s/ B Kristine Johnson B. Kristine Johnson, Director